PRESS RELEASE


FOR IMMEDIATE RELEASE                                  CONTACT:

Titanium Metals Corporation                            Joseph S. Compofelice
1999 Broadway, Suite 4300                              Chief Financial Officer
Denver, Colorado   80202                               281-423-3303


               BOEING SELECTS TIMET AS PRINCIPAL TITANIUM SUPPLIER

      DENVER, COLORADO August 27, 1997 Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today that it has been selected by Boeing Commercial Airplane Group to serve as the principal supplier for Boeing titanium mill products under a long-term agreement beginning in 1998.

      Under their arrangement, TIMET and Boeing expect to build a cooperative manufacturer-supplier partnering relationship unprecedented within the titanium industry. The program is premised on a mutually beneficial strategy of long-term stability in pricing and volume. It will provide Boeing with a high degree of certainty in pricing and supply for this key raw material in the manufacture of commercial airplanes. It will provide TIMET with a high degree of certainty in volume that will permit it to retain and improve its manufacturing efficiencies and its focus on dedication to quality and innovation throughout any future cycle in the aerospace business. Applying innovative lean manufacturing principles, jointly developed cost-reduction initiatives, and efficient material recycling, the parties also anticipate producing lower overall titanium costs and shorter lead times for titanium supplies to Boeing. The parties expect to finalize the details of their agreement within the next few months and begin the long-term arrangement in 1998.

      J. Landis Martin, Chairman and Chief Executive Officer of TIMET commented, We are pleased to have been selected by Boeing as its principal titanium supplier. Boeing and its suppliers, as a group, are the largest consumers of titanium in the world and therefore this new alliance will have a major positive impact on TIMET. This contract, when finalized, will represent the centerpiece of our strategy to mitigate the historical cyclicality of aerospace-related titanium business. By giving Boeing and its suppliers lower cost titanium and shorter lead times for deliveries, in return for minimum quantities of orders and long term pricing, all parties benefit.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.